Exhibit 4.2

ROGERS COMMUNICATIONS INC.

DIVIDEND REINVESTMENT PLAN

November 1, 2010*

*	This version of the Dividend Reinvestment Plan, which was posted on the website of Rogers Communications Inc. on October 29, 2010, is an amended and restated version of the Dividend Reinvestment Plan initially posted on the website of Rogers Communications Inc. on October 26, 2010.

Rogers Communications Inc.
Dividend Reinvestment Plan

Table of Contents

SUMMARY	3
DEFINITIONS	5
ELIGIBILITY	7
ENROLLMENT	7
DIVIDEND REINVESTMENT	8
FEES	9
WITHDRAWAL OR SALE OF SHARES FROM A PLAN ACCOUNT	9
TERMINATION OF PARTICIPATION	10
AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN	12
FEATURES OF SHARES HELD UNDER THE PLAN	12
RESPONSIBILITIES OF ROGERS AND THE PLAN AGENT	13
RULES AND REGULATIONS	14
TAXES	14
NOTICES	18
GOVERNING LAW	19
EFFECTIVE DATE	19
CONTACT INFORMATION	20

Rogers Communications Inc.
Dividend Reinvestment Plan

SUMMARY

The Plan Document (as defined below) that follows this summary provides detailed information about Rogers Communications Inc.’s Dividend Reinvestment Plan. Shareholders should read the entire document carefully before making an enrollment decision.

The Plan (as defined below) allows eligible holders of Class A Shares and/or Class B Shares (each as defined below) to acquire additional Class B Shares through reinvestment of the cash dividends paid on their respective shareholdings. The Class B Shares will be purchased on the Canadian open market or will be issued by Rogers (as defined below), as determined by Rogers.

The Dividend Reinvestment Plan allows you to easily and conveniently increase your investment in Rogers Class B Shares by automatically reinvesting your dividends instead of receiving cash payments.

Main reasons to enroll:

●       automatically reinvest your dividends, instead of receiving cash payments;

●        acquire Class B Shares without having to pay service charges or brokerage fees;

●        purchase fractional Class B Shares with reinvested dividends;

●        receive regular statements and annual income tax reporting information, as required by law; and

●        elect to have some or all quarterly dividends reinvested.

Any registered holder of Rogers Class A Shares and/or Class B Shares that is a resident of Canada or the United States may participate in the Plan. All dividends on Class A Shares and Class B Shares enrolled in the Plan and on Class B Shares (including any fraction of a Class B Share) held in the Plan account as a result of reinvestment under the Plan will be reinvested in Class B Shares.

Notice to non-registered Beneficial Shareholders (as defined below)

Non-registered Beneficial Shareholders of Rogers Class A Shares and/or Class B Shares (i.e., shareholders who hold their Class A Shares and/or Class B Shares through a financial institution, broker, nominee or other intermediary) should consult with that intermediary to determine the procedures for participation in the Plan. The administrative practices of such intermediaries may vary and accordingly the various dates by which actions must be taken and the documentary requirements set out in the Plan may not be the same as those required by such intermediaries. Some intermediaries may require non-registered beneficial shareholders to become registered shareholders in order to participate in the Plan. There may be a fee charged by some intermediaries for beneficial non-registered shareholders to become registered shareholders, which will not be paid for by Rogers or the Plan Agent (as defined below).

Rogers Communications Inc.
Dividend Reinvestment Plan

DEFINITIONS

In the Plan, the following terms have the meaning indicated:

Average Market Price: When referring to the acquisition of Class B Shares purchased on the Canadian open market under the Plan, the Average Market Price will be the average price paid by the Plan Agent for all such Class B Shares so purchased during the three (3) trading days following the relevant Dividend Payment Date (as defined below), excluding for greater certainty brokerage commissions, fees and all transaction costs. When referring to the acquisition of newly issued Class B Shares under the Plan, the Average Market Price will be the volume weighted average trading price of the Class B Shares on the Toronto Stock Exchange for the five (5) trading days immediately preceding the relevant Dividend Payment Date.

Beneficial Shareholder: A person who is the beneficial owner, but not the registered owner, of Class A Shares and/or Class B Shares (such as the owner of shares which are held in a brokerage account or a registered retirement savings plan but are registered in the name of a securities dealer or trustee).

Board of Directors: The Board of Directors of Rogers.

Class A Shares: Rogers Class A Voting Shares.

Class B Shares: Rogers Class B Non-Voting Shares.

Code: This term has the meaning provided in the section entitled “Taxes − United States Federal Income Tax Considerations”.

Convention: This term has the meaning provided in the section entitled “Taxes − Canadian Federal Income Tax Considerations − 2. Canadian Taxes for Non-Residents of Canada”.

Dividend Crediting Date: This term has the meaning provided in the section entitled “Taxes − United States Federal Income Tax Considerations”.

Dividend Payment Date: The date chosen by the Board of Directors of Rogers for the payment of a cash dividend on Class A Shares and/or Class B Shares.

Dividend Record Date: The date declared by the Board of Directors of Rogers to determine those shareholders entitled to receive payment of a corresponding dividend on Class A Shares and/or Class B Shares.

Enrollment Form: A Reinvestment Enrollment Participant-Declaration Form.

IRS: This term has the meaning provided in the section entitled “Taxes − United States Federal Income Tax Considerations”.

Participant: A registered holder of Class A Shares and/or Class B Shares who has enrolled in the Plan.

Participant’s Shares: All Class A Shares and/or Class B Shares registered in the name of a Participant that are enrolled in the Plan and all Class B Shares held in the Plan account by the Plan Agent on behalf of such Participant as a result of the reinvestment of dividends under the Plan, including any fraction of a Class B Share so held.

PFIC: This term has the meaning provided in the section entitled “Taxes − United States Federal Income Tax Considerations”.

Plan: Rogers Communication Inc.’s Dividend Reinvestment Plan.

Plan Agent: Computershare Trust Company of Canada or such other agent as may be designated by Rogers from time to time.

Plan Document: This document, which establishes the terms governing Rogers Communications Inc.’s Dividend Reinvestment Plan, as it may be amended, modified or supplemented from time to time.

Proposed Amendments: This term has the meaning provided in the section entitled “Taxes − Canadian Federal Income Tax Considerations”.

Rogers: Rogers Communications Inc., including its successors and assigns.

Tax Act: This term has the meaning provided in the section entitled “Taxes − Canadian Federal Income Tax Considerations”.

ELIGIBILITY

Any registered holder of Class A Shares and/or Class B Shares that is a resident of Canada or the United States is eligible to enroll in the Plan. Dividends to be reinvested by shareholders outside of Canada will continue to be subject to withholdings under applicable tax laws and the amount reinvested will be reduced by the amount of the tax withheld.

Beneficial Shareholders should consult with the relevant intermediary to determine the procedures for participation in the Plan. The administrative practices of such intermediaries may vary and accordingly the various dates by which actions must be taken and the documentary requirements set out in the Plan may not be the same as those required by such intermediaries. Some intermediaries may require Beneficial Shareholders to become registered shareholders in order to participate in the Plan. There may be a fee charged by some intermediaries for Beneficial Shareholders to become registered shareholders, which will not be paid for by Rogers or the Plan Agent.

ENROLLMENT

By completing the Enrollment Form online or by downloading and duly completing an Enrollment Form at www.computershare.com/rogers, an eligible shareholder directs Rogers to forward to the Plan Agent all cash dividends (less any withholdings under applicable tax laws), on the amount of Class A Shares and/or Class B Shares registered in such Participant’s name as specified on the Enrollment Form and directs the Plan Agent to invest such dividends received in Class B Shares under the Plan for the Participant. Once a shareholder has enrolled in the Plan, such shareholder’s participation in the Plan is continuous until termination of such participation by such Participant or Rogers or termination of the Plan by Rogers, as further described in the section below entitled “Amendment, Suspension or Termination of the Plan”.

All or a portion of the Class A Shares and/or Class B Shares held by an eligible shareholder may be enrolled. A Participant may adjust the number of shares enrolled in the Plan by completing a new Enrollment Form in the same manner as described above. A shareholder who owns both Class A and Class B Shares may, but is not required to, enroll both classes of shares.

When enrolling in the Plan, a completed Enrollment Form must be received by the Plan Agent no later than five (5) business days before the Dividend Record Date in order for the dividends that would otherwise be paid on the Class A Shares and/or Class B Shares on the corresponding Dividend Payment Date to be reinvested in Class B Shares under the Plan in accordance with such Enrollment Form.

DIVIDEND REINVESTMENT

The Plan will be administered on behalf of Rogers by the Plan Agent. The Plan Agent will receive the payments under the Plan and will purchase and hold the Class B Shares acquired under the Plan. All purchases made on the Canadian open market pursuant to the Plan will be made by the Plan Agent on such terms as to cost, delivery and otherwise as the Plan Agent may determine.

On a Dividend Payment Date, all of the cash dividends payable (less any withholdings under applicable tax laws) on the Participant’s Shares enrolled in the Plan, which include Class A Shares and Class B Shares enrolled in the Plan and all Class B Shares, including any fraction of a Class B Share, held in the Plan account by the Plan Agent will be paid by Rogers to the Plan Agent. The Plan Agent will use those funds to purchase Class B Shares. The Class B Shares will, at the election of Rogers from time to time, be either newly issued and purchased directly from Rogers or purchased on the Canadian open market.

Cost of Shares Acquired Under the Plan

The cost to the Participant for the Class B Shares acquired under the Plan on the reinvestment of cash dividends will be the Average Market Price.

Accounts Maintained by Plan Agent

An individual account is maintained by the Plan Agent for each Participant’s holdings under the Plan. All Class B Shares (including fractional Class B Shares) acquired for a Participant under the Plan will be registered in the name of the Plan Agent and held by the Plan Agent on behalf of the Participant in the Participant’s account. Fractions will be computed to six (6) decimal places. The rounding of any fractional interest shall be determined by the Plan Agent using such methods as it deems appropriate in the circumstances. Certificates will not be issued to Participants for Class B Shares (whether whole or fractional) held under the Plan.

Once a Participant is enrolled in the Plan, any future dividends on all of the Participant’s Shares (less any withholdings under applicable tax laws), whether held at the time of enrollment in the Plan or acquired subsequently, are reinvested under the Plan. Once a shareholder has enrolled in the Plan, such shareholder’s participation in the Plan is continuous until termination by such Participant or Rogers, or termination of the Plan by Rogers.

An account statement will be distributed to each Participant quarterly (or at such other frequency as determined by Rogers). These statements are a record of a Participant’s investment activity under the Plan and should be retained for income tax purposes. Participants will also receive annual income tax reporting information, as required by law.

No Fixed Number of Shares Available or Fixed Time Period

There is no fixed number of Class B Shares available under the Plan nor is there a fixed time period during which shareholders may enroll in the Plan, subject to the number of authorized Class B Shares and the limitations noted in the section above entitled “Enrollment”. Rogers reserves the right to specify a maximum number of Class B Shares available under the Plan, at its sole discretion.

FEES

There are no brokerage commissions or service charges payable by Participants with respect to the purchase, receipt or administration of Class B Shares under the Plan. All such costs, including the Plan Agent’s fees and expenses, are paid by Rogers.

WITHDRAWAL OR SALE OF SHARES FROM A PLAN ACCOUNT

Whole Class B Shares may be withdrawn or sold from the Participant’s account under the Plan by sending a written request to the Plan Agent (or in such other manner as may be acceptable to the Plan Agent) or by completing the withdrawal portion of the voucher located on the reverse of the Participant’s periodic statement of account. Fractional Class B Shares may not be withdrawn or sold.

Upon receipt of a withdrawal request, the Plan Agent will withdraw the specified number of whole Class B Shares from the Participant’s account and deliver a share certificate in the Participant’s name.

Upon receipt of a sale request, the Plan Agent will sell the number of Class B Shares specified in the request through a stock broker designated by the Plan Agent as soon as reasonably practicable. The Plan Agent will pay the proceeds of such sale, less brokerage commissions, administrative fees and applicable taxes, if any, to the Participant by cheque.

If a notice of sale is received by the Plan Agent on or after a Dividend Record Date but before the corresponding Dividend Payment Date, dividends on the Class B Shares to be sold will be reinvested in Class B Shares on such corresponding Dividend Payment Date in accordance with the Plan. Dividends on Class B Shares that have been or are to be withdrawn from a Participant’s account and certificated, as described above, will continue to be reinvested under the Plan until such Class B Shares are sold or otherwise transferred. Any dividends on any Participant’s Shares remaining in a Participant’s account following a withdrawal or sale described above will continue to be reinvested in Class B Shares in accordance with the Plan.

TERMINATION OF PARTICIPATION

Termination by Participant

A Participant may terminate its participation in the Plan at any time by duly completing the termination portion of the voucher on the reverse of the Participant’s periodic statement of account and sending it to the Plan Agent. If a Participant requires an additional copy of the voucher, the Participant may obtain a duplicate copy of the Participant’s statement of account from the Plan Agent by calling the Plan Agent’s National Customer Contact Centre at the toll-free number, or writing to the Plan Agent at the address, provided under the heading, “Contact Information”, below. If notice of termination is not received by the Plan Agent at least five (5) business days prior to a Dividend Record Date, termination of the Participant’s account will not occur until after the corresponding Dividend Payment Date and the corresponding dividend reinvestment has been completed.

Termination by Rogers

Rogers reserves the right to terminate a Participant’s participation in the Plan:

●
With prior written notice where (i) a Participant’s account is deemed by Rogers, in its sole discretion, to be inactive, (ii) where a Participant holds less than one Class A Share and less than one Class B Share of Rogers over a period of 12 consecutive months, or (iii) where the Participant is no longer the registered holder of any Class A Shares or Class B Shares enrolled in the Plan; or

●
Without prior notice where such Participant has, in the sole discretion of Rogers, abused the Plan to the detriment of Rogers or its shareholders or the Participant is no longer eligible to be enrolled in the Plan.

Following Termination of Participation in the Plan

Upon termination of participation in the Plan, a Participant will receive a certificate for the whole Class B Shares in their account and a cheque representing payment for any fraction of a Class B Share held in their account.

Plan accounts are maintained in the names in which the shares were registered at the time the Participant enrolled in the Plan. Consequently, certificates for whole Class B Shares withdrawn from the Plan will be registered in exactly the same manner when issued.

A terminating Participant may direct the Plan Agent to sell all of the Participant’s Shares (both whole Class B Shares and any fraction of a Class B Share) credited to such Participant’s account under the Plan. In this event, the Plan Agent will sell such Participant’s Shares through a stock broker designated by the Plan Agent as soon as reasonably practicable following receipt by the Plan Agent of notice of termination. The proceeds of such sale, less brokerage commissions, administrative fees and applicable taxes, if any, will be paid to the terminating Participant by the Plan Agent together with a cheque for any fraction of a Class B Share held in such Participant’s account.

Where the Plan Agent has received notice of the death of a Participant, with written instructions from a person acting in a representative or fiduciary capacity and satisfactory evidence of their proof of appointment and authority to act, the Participant’s participation in the Plan will automatically terminate. In such circumstances, a certificate for the Participant’s whole Class B Shares held by the Plan Agent under the Plan, as well as a cheque representing payment for any fraction of a Class B Share held in their account will be issued in the name of the deceased Participant or in the name of the estate of the deceased Participant, as requested. The certificate and applicable cheque will be sent to the representative of the deceased Participant.

With respect to any fraction of a Class B Share, the Plan Agent will pay cash less brokerage commissions, administrative fees and applicable taxes, if any, based on the closing price of the Class B Shares on the date of the sale of any remaining whole Class B Shares held in the account for such Participant or, failing that, the closing price of the Class B Shares on the date the certificate is issued for the Class B Shares held in the account for such Participant.

After termination of participation in the Plan, dividends on the Participant’s Shares will no longer be reinvested in Class B Shares and will be paid to the registered holder of the shares by cheque or deposit, as applicable.

AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

Rogers reserves the right to amend, suspend or terminate the Plan at any time. All amendments to the Plan will be pre-cleared by the applicable stock exchanges and securities regulators, to the extent required by law. All affected Participants will be sent written notice of any amendment to or suspension or termination of the Plan.

Suspension

In the event of suspension of the Plan, no dividend reinvestments will be made under the Plan from and including the effective date of such suspension. Any dividends received on or after the effective date of suspension will be sent to the Participants by cheque or deposit, as applicable.

Termination

In the event of termination of the Plan, the Plan Agent will promptly send each Participant a certificate representing the whole Class B Shares held for such Participant under the Plan and a cheque for any fraction of a Class B Share. With respect to any fraction of a Class B Share, the Plan Agent will pay cash less brokerage commissions, administrative fees and applicable taxes, if any, based on the closing price of the Class B Shares on the date of the sale of any remaining whole Class B Shares held in the account for such Participant or, failing that, the closing price of the Class B Shares on the date the certificate is issued for the Class B Shares held in the account for such Participant.

FEATURES OF SHARES HELD UNDER THE PLAN

Rights Attached to Class B Shares

For a description of the material attributes and characteristics of the Class B Shares, Participants and prospective Participants should review the most recent Annual Information Form of Rogers and the articles of Rogers which are available at www.sedar.com. Class B Shares are a different class of shares than Class A Shares.

A Participant has all the rights of a holder of Class B Shares in respect of Class B Shares held for the account of the Participant under the Plan, subject to the following:

No Pledge or Sale of Shares Held Under the Plan

Except as expressly provided under the terms of the Plan, Participants may not pledge, sell, or otherwise dispose of Class B Shares which are held for the account of the
Participant by the Plan Agent under the Plan. A Participant who wishes to pledge, sell or otherwise dispose of such whole Class B Shares must withdraw or sell such Class B Shares from the Plan account, as described in the section above entitled “Withdrawal or Sale of Shares from Plan Account”.

Stock Splits and Stock Dividends and Shares Held Under the Plan

If Class B Shares or any other securities or property are distributed pursuant to a stock split of, or stock dividend or any other form of in specie distribution on, any Participant’s Class B Shares, such Class B Shares or other securities or property received by the Plan Agent for Participants under the Plan will, in the case of a distribution of Class B Shares, be retained by the Plan Agent and credited proportionately to Participants’ respective accounts, and in the case of other securities or property, be further distributed to Participants based on their respective entitlement thereto.

RESPONSIBILITIES OF ROGERS AND THE PLAN AGENT

Neither Rogers nor the Plan Agent shall be liable for any act, or for any omission to act, in connection with the operation of the Plan including, without limitation, any claims of liability:

(a)	with respect to the prices and times at which Class B Shares are purchased or sold under the Plan;

(b)	arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death;

(c)	arising out of any actions or responsibilities of any intermediaries acting on behalf of Beneficial Shareholders of Rogers shares;

(d)	relating to the tax liability of the Participant, or any withholdings under applicable tax laws; or

(e)	actions taken or not taken as a result of inaccurate or incomplete information or instructions.

Participants should recognize that neither Rogers nor the Plan Agent can assure a profit or protect the Participant against a loss on the Class B Shares held from time to time for the Participant under the Plan.

Notwithstanding any other provision of the Plan, shareholders may not enroll, terminate or change the number of shares enrolled in the Plan or sell securities from their Plan account at any time when they have knowledge of an undisclosed material fact or material change with respect to Rogers or when they are prohibited from doing so under Rogers’ Disclosure and Trading and Reporting Policy or any similar insider trading policy in effect from time to time.

RULES AND REGULATIONS

Rogers may from time to time adopt rules and regulations to facilitate the administration of the Plan and to comply with applicable law (including Canadian and United States securities laws), and such rules and regulations will be binding upon all shareholders (including those who may have already become Participants) when adopted. Rogers also reserves the right to regulate and interpret the Plan as it deems necessary or desirable to ensure its efficient and equitable operations in the best interests of Rogers. Any issues of interpretation arising in connection with the Plan or its application shall be conclusively determined by Rogers.

TAXES

This summary is of a general nature only, is not exhaustive of all possible income tax considerations and is not intended nor should it be construed to be legal or tax advice to any particular Participant. Participants are advised to consult their own tax advisors with respect to their particular circumstances.

Canadian Federal Income Tax Considerations

The following is a general summary of the principal Canadian federal income tax considerations generally applicable to Participants who reinvest cash dividends in additional Class B Shares under the Plan. This summary is based on the current provisions of the Income Tax Act (Canada) (the “Tax Act”) and the regulations thereunder, all specific proposals to amend the Tax Act or the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and counsel’s understanding of the current published administrative and assessing policies and practices of the Canada Revenue Agency. This summary does not take into account or anticipate any other changes in law and does not take into account provincial, territorial or foreign income tax legislation or considerations.

1. Canadian Taxes for Residents of Canada

This portion of the summary is applicable to Participants who, for purposes of the Tax Act and at all relevant times, are resident in Canada, hold their Class B Shares as capital property and deal at arm’s length with Rogers. Participants will be subject to tax under the Tax Act on all dividends which are reinvested in Class B Shares under the Plan, in the same manner as the Participant would have been if the dividends had been received directly by the Participant in cash. The cost to a Participant of Class B Shares purchased on the reinvestment of dividends under the Plan will be the Canadian dollar equivalent of the price paid by the Plan Agent for the Class B Shares plus any costs of acquisition. The cost of such Class B Shares will be averaged with the adjusted cost base of all other Class B Shares held by the Participant as capital property for purposes of subsequently computing the adjusted cost base of each Class B Share owned by the Participant. A disposition of Class B Shares, whether by the Participant directly or by the Plan Agent on behalf of the Participant, may give rise to a capital gain (or loss). The payment of cash in settlement of a fraction of a Class B Share on termination of participation in the Plan will constitute a disposition of such fraction of a Class B Share for proceeds of disposition equal to the cash payment. The issuance of a share certificate in the Participant’s name in respect of the Class B Shares will not constitute a disposition of such Class B Shares.

2. Canadian Taxes for Non-Residents of Canada

This portion of the summary is applicable only to Participants who, for purposes of the Tax Act and at all relevant times, are not resident or deemed to be resident in Canada, deal at arm’s length with Rogers, do not use or hold and are not deemed to use or hold their Class A Shares and/or Class B Shares in carrying on business in Canada and do not carry on an insurance business in Canada and elsewhere. Dividends paid or credited on Class A Shares and/or Class B Shares to a non-resident of Canada, including dividends reinvested under the Plan, will be subject to Canadian withholding tax at the rate of 25%, subject to reduction under the provisions of any applicable tax treaty. If the Participant is entitled to benefits under the Canada-United States Income Tax Convention (1980) (the “Convention”), the applicable rate of Canadian withholding tax is generally reduced to 15%. The amount of dividends to be reinvested under the Plan will be reduced by the amount of the tax withheld.

Gains realized on the disposition of Class B Shares acquired under the Plan by a non-resident of Canada will not generally be subject to tax under the Tax Act unless such shares are or are deemed to be “taxable Canadian property” within the meaning of the Tax Act and the non-resident is not entitled to relief under a tax treaty between Canada and the non-resident’s country of residence. Generally, a Class B Share will not constitute “taxable Canadian property” of a Participant provided that: (a) the Class B Shares are listed on a “designated stock exchange” for the purposes of the Tax Act (which currently includes the Toronto Stock Exchange and the New York Stock Exchange) at the time of the disposition; (b) at no time during the 60-month period immediately preceding the disposition or deemed disposition of the Class B Share: (i) were 25% or more of the issued shares of any class or series of the capital stock of Rogers owned by, or did 25% or more of the issued shares of any class or series of the capital stock of Rogers belong to, one or any combination of the Participant and persons with whom the Participant did not deal at arm’s length (within the meaning of the Tax Act); and (ii) was more than 50% of the fair market value of the Class B Share derived directly or indirectly from one or any combination of: (A) real or immovable property situated in Canada; (B) Canadian resource property (as defined in the Tax Act); (C) timber resource property (as defined in the Tax Act); and (D) options in respect of, or interests in, or rights in, property described in any of (A) through (C) above, whether or not such property exists; and (c) the Class B Share is not otherwise deemed under the Tax Act to be taxable Canadian property.

United States Federal Income Tax Considerations

The following is a summary of certain United States federal income tax considerations generally applicable to United States Participants (as defined below) who reinvest cash dividends in additional Class B Shares under the Plan. This summary is based upon the United States Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder, and judicial and administrative interpretations, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. As used in this summary, “United States Participant” means a beneficial owner of Class A Shares and/or Class B Shares held as capital assets and purchased pursuant to the Plan, if such beneficial owner is, for United States federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

●	an estate whose income is subject to United States federal income taxation regardless of its source; or

●
a trust if (i) a United States court can exercise primary jurisdiction over such trust’s administration and one or more United States persons have the authority to control all substantial decisions of such trust or (ii) such trust has made a valid election to be treated as a United States person for United States federal income tax purposes.

This summary does not address all aspects of United States federal income tax law that may be relevant to United States Participants based upon their particular circumstances or to United States Participants subject to special treatment under United States federal income tax law (including, but not limited to, banks, insurance companies, tax-exempt organizations, regulated investment companies, financial institutions, broker-dealers or movers of 10% or more in terms of vote or value of Rogers stock, persons whose functional currency is not the United States dollar, persons that beneficially own Class A Shares and/or Class B Shares as part of a straddle, hedging or conversion transaction, individual retirement accounts or tax-deferred accounts and persons liable for the alternative minimum tax). This summary also does not address foreign, state or local tax laws or the tax consequences of other United States federal laws.

If an entity treated as a partnership for United States federal income tax purposes participates in the Plan, the tax treatment of such partnership and each partner thereof generally will depend upon the status and activities of the partnership and the partner. Any such partnership or partner thereof should consult its own tax advisor regarding the United States federal income tax considerations relating to participation in the Plan.

THE SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. ALL PROSPECTIVE PARTICIPANTS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE PLAN AND OWNING ROGERS’ CLASS B SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

United States Participants who reinvest cash dividends in additional Class B Shares will be treated for United States federal income tax purposes as having received a distribution in an amount equal to the fair market value of the Class B Shares acquired with reinvested dividends pursuant to the Plan, plus the amount of any Canadian withholding tax withheld therefrom.

The taxable fair market value of the Class B Shares so acquired will be equal to the average of the high and low sale prices of Class B Shares on the “Dividend Crediting Date” (defined below) as reported on the principal securities exchange on which the Class B Shares are traded.  In the case of Class B Shares purchased directly from Rogers, the Dividend Crediting Date is the Dividend Payment Date.  In the case of Class B Shares purchased on the Canadian open market after the Dividend Payment Date, while the law is not clear, we believe that the Dividend Crediting Date is the last day taken into account in determining the Average Market Price under the Plan, since that day is the first day on which the total number of Class B Shares that will be credited to the United States Participant can be determined.  In either case, the value of the Class B Shares on the Dividend Crediting Date may be higher or lower than the Average Market Price used to determine the number of Class B Shares credited to the United States Participant under the Plan.  As a result, the taxable income to the United States Participant may be different than the amount of the cash dividend.

The distribution (without reduction for any Canadian taxes withheld) will be includible in a United States Participant’s income as a taxable dividend to the extent of Rogers’ current and accumulated earnings and profits as determined for United States federal income tax purposes. Any such dividend paid to a United States Participant who is taxable as an individual in tax years beginning before January 1, 2011 generally may qualify for the preferential rate of United States federal income tax (to a maximum rate of 15 percent) applicable to “qualified dividend income” provided that certain requirements, including certain holding period requirements, are satisfied. The amount of any such dividend will not be eligible for the dividends received deduction generally available to corporate shareholders on dividends received from a United States corporation. Subject to certain limitations under the Code, Canadian taxes withheld from any such dividends may be eligible for credit against a United States Participant’s United States federal income taxes.

A United States Participant’s tax basis per share for Class B Shares acquired pursuant to the Plan will equal the fair market value per Class B Share on the Dividend Crediting Date. A United States Participant’s holding period for Class B Shares acquired pursuant to the Plan will begin on the day following the Dividend Crediting Date.

United States Participants generally will recognize a gain or loss for United States federal income tax purposes when they sell, exchange or otherwise dispose Class B Shares and when they receive cash payments for fractional Class B Shares credited to their accounts upon withdrawal from or termination of the Plan or otherwise. The amount of such gain or loss will be the difference, if any, between the amount a United States Participant receives for such Class B Shares or fraction thereof and the adjusted tax basis of such Class B Shares or fraction thereof. Such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the United States Participant’s holding period for such Class B Shares or fraction thereof exceeds one year. For taxable years beginning on or before December 31, 2010, long-term capital gain of a non-corporate United States holder generally is taxed at a maximum rate of 15%. The deductibility of capital losses is subject to limitations. Such gain or loss recognized by a United States Participant generally will be treated as gain or loss from sources within the United States for foreign tax credit limitation purposes.

The tax considerations set forth above may differ materially if Rogers is regarded as a “passive foreign investment company” (“PFIC”) for United States federal income tax purposes. Rogers will be a PFIC for United States federal income tax purposes in any taxable year if 75% or more of its gross income (including the pro rata share of the gross income of any company in which it is considered to own, directly or indirectly, 25% or more of the shares by value) is passive income, or on average at least 50% of the gross value of its assets is held for the production of, or produces, passive income.

PFIC status is determined on an annual basis. Rogers does not believe that it has been a PFIC for any of its prior taxable years and, based on its current operations and projections, does not believe that it is or will become a PFIC in the foreseeable future. However, because Rogers’ income and assets and the nature of its activities may vary from time to time, there can be no assurance that Rogers will not be treated as a PFIC in any taxable year or that the United States Internal Revenue Service (the “IRS”) will agree with Rogers’ conclusion regarding its PFIC status. If a United States Participant owns Class B Shares during a taxable year in which Rogers is a PFIC, the PFIC rules generally will apply to a United States Participant thereafter, even if in subsequent taxable years Rogers no longer meets the test described above to be treated as a PFIC. No ruling will be sought from the IRS regarding whether Rogers is a PFIC.

In general, if Rogers were to be treated as a PFIC, certain adverse rules would apply to dividends received from Rogers and to dispositions of Class B Shares (potentially including dispositions that would not otherwise be taxable). United States Participants are urged to consult their tax advisors about the application of the PFIC rules and the potential impact of such rules to their particular circumstances.

Under certain circumstances, United States backup withholding tax and/or information reporting may apply to United States Participants with respect to payments made on or proceeds from the sale, exchange or other taxable disposition of Class B Shares, unless an applicable exemption is satisfied. United States Participants that are corporations generally are excluded from these information reporting and backup withholding tax rules. Any amounts withheld under the backup withholding tax rules generally will be allowed as a credit against a United States Participant’s United States federal income tax liability, if any, or will be refunded, if such United States Participant furnishes the required information to the IRS on a timely basis.

NOTICES

All notices, statements, cheques and share certificates will be mailed to a Participant at the last address recorded in the Plan Agent’s records. Notices, declarations, requests and cheques from a Participant should be delivered or mailed to the Plan Agent at the address listed under the heading, “Contact Information”, below.

GOVERNING LAW

The Plan shall be governed and construed in accordance with the laws in force of the province of Ontario and the federal laws of Canada applicable therein.

EFFECTIVE DATE

The effective date of the Plan is November 1, 2010.

Rogers Communications Inc.
Dividend Reinvestment Plan

CONTACT INFORMATION

Questions relating to this Plan should be directed to the Plan Agent.

Notices to the Plan Agent or correspondence regarding the Plan shall be sent to:

Computershare Trust Company of Canada
100 University Avenue, 9th floor, North Tower
Toronto, Ontario, Canada M5J 2Y1
Attention: Dividend Reinvestment Department

Or by calling the National Customer Contact Centre at:
1-800-564-6253 (Toll free in North America) or (514) 982-7555
Or by visiting www.computershare.com/service

Correspondence with Rogers should be sent to:

Rogers Communications Inc.
Investor Relations
333 Bloor Street East, 10th Floor
Toronto, Ontario, Canada
M4W 1G9

Telephone: 416-935-7777
Email: investor.relations@rci.rogers.com